Exhibit 99.1

Balchem Corporation Announces Second Quarter 2015 Results

New Hampton, NY, August 4, 2015 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended June 30, 2015.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2015	2014
	Unaudited
Net sales	$134,773	$132,230
Gross margin	41,867	32,335
Operating expenses	18,093	15,826
Earnings from operations	23,774	16,509
Other expense	1,607	1,218
Earnings before income tax expense	22,167	15,291
Income tax expense	7,251	5,559
Net earnings	$14,916	$9,732

Diluted net earnings per common share	$0.47	$0.31

Shares used in the calculation of diluted net earnings per common share	31,632	31,150

For the Six Months Ended June 30,

	2015	2014
	Unaudited
Net sales	$279,635	$218,225
Gross margin	84,997	55,550
Operating expenses	36,185	25,686
Earnings from operations	48,812	29,864
Other expense	3,560	1,201
Earnings before income tax expense	45,252	28,663
Income tax expense	15,164	10,037
Net earnings	$30,088	$18,626

Diluted net earnings per common share	$0.95	$0.60

Shares used in the calculation of diluted net earnings per common share	31,525	31,112

Balchem Corporation (NASDAQ:BCPC)

Record Second Quarter Sales & Earnings:

•	For the quarter ended June 30, 2015, net sales increased 1.9% to $134.8 million, while being unfavorably impacted 10.7% by the significant downturn in the fracking market and 2.8% by foreign currency. Excluding the negative impacts related to fracking and foreign currency, net sales increased by 15.4%.
•	U.S. GAAP net earnings for the quarter of $14.9 million, or $0.47 per diluted share, compared to $9.7 million, or $0.31 per diluted share, for the second quarter of 2014, an increase of 53.3%.
•	Non-GAAP[1] net earnings for the quarter of $19.5 million, or $0.62 per diluted share, compared to $16.7 million, or $0.53 per diluted share, for the second quarter of 2014, an increase of 16.9%.
•	Adjusted EBITDA[1] increased 13.2% to $35.0 million for the second quarter of 2015, versus the $30.9 million in the comparable period of 2014.

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the Second Quarter of 2015:

Beginning in fiscal year 2015, we realigned certain reporting segments and now report on four segments. The Company's Specialty Products and SensoryEffects business segments remain unchanged, while the Animal Nutrition & Health segment has been broken out into two separate reporting segments: Animal Nutrition & Health and Industrial Products. The Company expects that the new reporting segment structure will provide investors greater visibility and clarity into the financial performance of its businesses, and alignment between business strategies and operating results.

Sales of the SensoryEffects segment, inclusive of the former Food, Pharma & Nutrition (“FPN”) segment, which includes food encapsulates, human choline, cereal and customized food, flavor and beverage solutions, were $67.2 million, an increase of $18.0 million over the prior year quarter and slightly down sequentially compared with $67.8 million in the first quarter 2015. Net sales from the SensoryEffects acquisition contributed $17.6 million of this overall increase, as we also realized 5% growth in sales of encapsulated ingredients for baking and food preservation in both the domestic and international markets. Earnings from operations for this segment were $9.1 million, versus $2.9 million in the prior year comparable quarter, and were up sequentially $1.4 million or 17.9%. Excluding the effect of non-cash expenses associated with amortization of the SensoryEffects acquired intangible assets and a one time inventory revaluation adjustment of $4.7 million incurred in 2014 relating to acquisition accounting, non-GAAP earnings from operations1 for this segment were $14.7 million, an increase of $3.5 million and a sequential increase of $1.4 million.

The Animal Nutrition & Health (“ANH”) segment sales of $41.6 million decreased 3.7% or $1.6 million compared to the prior year comparable quarter, but increased 2.4% foreign currency-adjusted. The ruminant ingredients sector was very strong, increasing approximately 14% from the prior year, with particular strength in rumen protected choline and amino acids. Monogastric species sales decreased approximately 10% from the prior year comparable quarter, primarily due to the negative impact of the currency exchange and a difficult comparable quarter as the prior year quarter reflects the peak of the adverse impact on Chinese competitors of GMO contamination issues in the EU market, in which we realized both incremental contractual and spot volume. Earnings from operations for the ANH segment increased 35.5% to $7.5 million as

Balchem Corporation (NASDAQ:BCPC)

compared to $5.5 million in the prior year comparable quarter, a benefit of the noted product mix, production efficiencies, as well as cost decreases of certain key petrochemical raw materials.

The Specialty Products segment generated record second quarter sales of $13.8 million, which was a 1.2% improvement over the comparable prior year quarter, and was primarily due to the product mix of ethylene oxide products for medical device sterilization and propylene oxide for fumigation, pasteurization and industrial applications. Record quarter earnings from operations for this segment were $6.1 million, an increase of 11.5% or $0.6 million over the prior year primarily due to the noted revenue growth, cost decreases of certain key petrochemical raw materials and tight control of selling and administrative expenses.

The Industrial Products segment sales declined $14.1 million or 53.8% from the prior year comparable quarter primarily due to significantly reduced volumes sold of choline and choline derivatives for industrial applications, notably for natural gas fracking in North America.  Additionally, average selling prices were lower as a result of pressures related to the well-publicized recent industry activity downturn and operators desire to curb hydrocarbon production costs. The lower cost of certain raw materials partially offset these lower average selling prices. Earnings from operations for the Industrial Products segment were $1.1 million; a reduction of $3.0 million or 73.0% compared with the prior year comparable quarter, and was primarily a reflection of the reduced volume.  Also, the benefit of the lower cost of certain raw materials were partially offset by the lower average selling prices.

Consolidated gross margin for the quarter ended June 30, 2015 increased 29.5% to $41.9 million, as compared to $32.3 million for the prior year comparable period. For the three months ended June 30, 2015, gross margin as a percentage of sales was 31.1% compared to 24.5% in the prior year comparative period. The improvement was primarily due to the prior year recognition of an acquisition inventory adjustment, favorable product mix, certain lower raw material costs, and manufacturing efficiencies, which were partially offset by the impact of previously noted lower volumes and higher logistics costs. Operating (Selling, Research & Development, General & Administrative) expenses were $18.1 million for the second quarter, higher than the prior year comparable quarter principally due to a complete quarter of SensoryEffects operating and acquisition amortization expenses. Excluding non-cash operating expense associated with amortization of intangible assets of $6.4 million, operating expenses were $11.7 million, or 8.7% of sales.

Interest expense was $1.6 million in the second quarter of 2015, all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended June 30, 2015 and 2014 was 32.7% and 36.4%, respectively. This decrease in the effective tax rate was primarily attributable to a change in the apportionment relating to state income taxes, and a change in the income proportion towards jurisdictions with lower tax rates.

The Company continues to build a solid financial structure. YTD 2015 cash flow provided by operating activities was $49.9 million, and diligent working capital controls continue to contribute strongly to the business performance. The $119.5 million of net working capital on June 30, 2015 included a cash balance of $72.2 million, which reflects scheduled principal payments on long-term debt of $8.8 million and capital expenditures of $8.9 million in the second quarter of 2015. The Company continues to invest in projects across all facilities in order to expand its production capacity and capabilities to improve operating efficiencies.

Balchem Corporation (NASDAQ:BCPC)

Ted Harris, CEO and President of Balchem said, “These record second quarter sales and earnings, in light of the macroeconomic headwinds we have faced in the oil & gas and foreign currency markets, highlight the strength of our business model. Earnings from operations increased $7.3 million, or 44%, compared to the prior year comparable quarter. The ANH product lines targeted for the ruminant animal feed markets continued to show strong growth, the Specialty Products segment provided steady earnings growth, and the value created from the integration of SensoryEffects continues with product and customer mix and related gross margin improvement as highlighted by the significant sequential earnings growth delivered in this segment. While the macroeconomic headwinds we experienced in Q2 are likely to continue for the remainder of the year, we will continue to drive strategic growth initiatives and add value to the markets we serve, while also aggressively managing supply chain costs and controlling selling, general & administrative spend.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, August 4, 2015, at 11:00 AM Eastern Time (ET) to review Second Quarter 2015 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Tuesday, August 19, 2015. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13615621.

Segment Information
Balchem Corporation reports four business segments: Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); Animal Nutrition & Health; and Industrial Products. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets.  The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
SensoryEffects	$67,230	$49,199	$134,987	$61,349
Animal Nutrition & Health	41,642	43,221	84,348	84,074
Specialty Products	13,805	13,642	27,384	26,434
Industrial Products	12,096	26,168	32,916	46,368
Total	$134,773	$132,230	$279,635	$218,225

Business Segment Earnings Before Income Taxes:
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
SensoryEffects	$9,087	$2,874	$16,793	$5,475
Animal Nutrition & Health	7,468	5,510	15,978	9,669
Specialty Products	6,093	5,463	11,794	10,269
Industrial Products	1,126	4,165	4,247	7,299
Transaction and integration costs	-	(1,503)	-	(2,848)
Interest and other expense	(1,607)	(1,218)	(3,560)	(1,201)
Total	$22,167	$15,291	$45,252	$28,663

Selected Balance Sheet Items	June 30, 2015	December 31, 2014
Cash and Cash Equivalents	$72,243	$50,287
Accounts Receivable, net	63,498	71,982
Inventories	47,882	49,623
Other Current Assets	9,854	9,410
Total Current Assets	193,477	181,302

Property, Plant & Equipment, net	139,749	131,588
Goodwill	383,906	383,906
Intangible Assets With Finite Lives, net	147,752	160,394
Other Assets	4,096	4,341
Total Assets	$868,980	$861,531

Current Liabilities	$39,020	$60,522
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	280,000	297,500
Deferred Income Taxes	70,669	70,661
Long-Term Obligations	6,073	5,950
Total Liabilities	430,762	469,633

Stockholders' Equity	438,218	391,898
Total Liabilities and Stockholders' Equity	$868,980	$861,531

Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$30,088	$18,626

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,891	9,864
Stock compensation expense	2,684	2,348
Other adjustments	115	150
Changes in assets and liabilities	(2,912)	(3,385)
Net cash provided by operating activities	49,866	27,603

Cash flows from investing activities:
Cash paid for acquistion, net of cash acquired	-	(491,057)
Capital expenditures and intangible assets acquired	(15,916)	(3,545)
Net cash used in investing activities	(15,916)	(494,602)

Cash flows from financing activities
Proceeds from long-term and revolving debt	-	400,000
Principal payments on long-term debt	(17,500)	(75,550)
Cash paid for financing costs	-	(2,543)
Proceeds from stock options exercised	9,920	2,881
Excess tax benefits from stock compensation	5,785	1,472
Dividends paid	(9,251)	(7,856)
Other	(21)	(356)
Net cash (used in) provided by financing activities	(11,067)	318,048

Effect of exchange rate changes on cash	(927)	(82)

Increase (decrease) in cash and cash equivalents	21,956	(149,033)

Cash and cash equivalents, beginning of period	50,287	208,747
Cash and cash equivalents, end of period	$72,243	$59,714

Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, and non-GAAP adjusted EBITDA. Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and acquisition-related expenses.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of non-GAAP gross margin

GAAP gross margin	$41,867	$32,335	$84,997	$55,550
Inventory valuation adjustment (1)	-	4,735	-	4,735
Amortization of intangible assets (2)	187	121	372	145
Non-GAAP gross margin	$42,054	$37,191	$85,369	$60,430

Reconciliation of non-GAAP earnings from operations

GAAP earnings from operations	$23,774	$16,509	$48,812	$29,864
Inventory valuation adjustment (1)	-	4,735	-	4,735
Amortization of intangible assets (2)	6,619	4,649	13,233	5,644
Transaction and integration costs (3)	-	1,503	-	2,848
Non-GAAP earnings from operations	$30,393	$27,396	$62,045	$43,091

Reconciliation of non-GAAP net earnings

GAAP net earnings	$14,916	$9,732	$30,088	$18,626
Inventory valuation adjustment (1)	-	4,735	-	4,735
Amortization of intangible assets (2)	6,776	4,649	13,547	5,644
Transaction and integration costs (3)	-	1,503	-	2,848
Income tax adjustment (4)	(2,216)	(3,958)	(4,540)	(4,632)
Non-GAAP net earnings	$19,476	$16,661	$39,095	$27,221

Non-GAAP net earnings per common share - diluted	$0.62	$0.53	$1.24	$0.87

Shares used in the calculation of diluted non-GAAP net earnings per common share	31,632	31,150	31,525	31,112

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating

Balchem Corporation (NASDAQ:BCPC)

to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements.  Management excludes these items for the purposes of calculating EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating non-GAAP net earnings and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income - as reported	$14,916	$9,732	$30,088	$18,626
Add back:
Provision for income taxes	7,251	5,559	15,164	10,037
Other expense	1,607	1,218	3,560	1,201
Depreciation and amortization	9,712	7,130	19,581	9,761
EBITDA	33,486	23,639	68,393	39,625
Add back certain items:
Non-cash compensation expense related to equity	1,512	1,041	2,686	2,029
Transaction and integration costs	-	1,503	-	2,848
Inventory fair value	-	4,735	-	4,735
Adjusted EBITDA	$34,998	$30,918	$71,079	$49,237

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.